Exhibit 99.1

HERSHEY ANNOUNCES SECOND QUARTER RESULTS

•	Net Sales increase 5.3%, driven by volume

•	Reported earnings per share-diluted of $0.20

•	Adjusted earnings per share-diluted $0.51, up 19%

•	Full-year 2010 net sales to increase about 7%

•	Full-year 2010 reported earnings per share-diluted to be in the $2.04 to $2.12 range and adjusted earnings per share-diluted in the $2.47 to $2.52 range

HERSHEY, Pa., July 22, 2010 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 4, 2010. Consolidated net sales were $1,233,242,000 compared with $1,171,183,000 for the second quarter of 2009. Net income for the second quarter of 2010 was $46,723,000 or $0.20 per share-diluted, compared with $71,298,000 or $0.31 per share-diluted, for the comparable period of 2009.

As described in the Note, for the second quarter of 2010, these results, prepared in accordance with generally accepted accounting principles (GAAP), included net pre-tax charges of $86.2 million, or $0.31 per share-diluted. Charges associated with the Project Next Century program announced in June 2010, were $41.5 million, or $0.11 per share-diluted. Additionally, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted related to the Godrej Hershey Ltd. joint venture in India. There was no tax benefit associated with the non-cash goodwill impairment charge. While the joint venture has achieved growth, it has been less than initial expectations due to slower realization of development plans and changes in input costs, as well as the macroeconomic environment which has delayed distribution expansion and the implementation of new price points. The India market in which the Godrej Hershey Ltd. joint venture competes remains a strategic growth market for the Company. Despite the business realignment and goodwill impairment charges, reported income before interest and income taxes increased 6.6 percent. For the second quarter of 2009, GAAP results included net pre-tax charges of $42.7 million, or $0.12 per share-diluted. These charges related to the Global Supply Chain Transformation (GSCT) program completed in December 2009. As described in the Note, adjusted net income, which excludes these net charges, was $117,047,000 or $0.51 per share-diluted in the second quarter of 2010, compared with $97,965,000, or $0.43 per share-diluted in the second quarter of 2009, an increase of 19 percent in adjusted earnings per share-diluted.

For the first six months of 2010, consolidated net sales were $2,641,085,000 compared with $2,407,214,000 for the first six months of 2009. Reported net income for the first six months of 2010 was $194,117,000 or $0.84 per share-diluted, compared with $147,192,000 or $0.64 per share-diluted, for the first six months of 2009.

As described in the Note, for the first six months of 2010 and 2009, these results, prepared in accordance with GAAP, include net pre-tax charges of $86.2 million and $61.7 million, or $0.31 and $0.17 per share, respectively. The 2010 charges are associated with the Project Next Century program announced in June and the non-cash goodwill impairment charge associated with the Godrej Hershey Ltd. joint venture, while the 2009 charges are related to the GSCT program completed in December 2009. As described in the Note, adjusted net income for the first six months of 2010, which excludes these net charges, was $264,441,000, or $1.15 per share-diluted, compared with $183,957,000 or $0.81 per share-diluted in 2009, an increase of 42 percent in adjusted earnings per share-diluted.

In 2010, reported gross margin, reported income before interest and income taxes (EBIT) margin and reported earnings per share-diluted will be impacted by the start-up of Project Next Century and the non-cash goodwill impairment charge associated with Godrej Hershey Ltd.

As a result, reported earnings per share-diluted, including restructuring and impairment charges of $0.40 to $0.43 per share-diluted, is expected to be in the $2.04 to $2.12 range.

The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program remains at $140 million to $170 million. The Company now expects to record $75 million to $85 million in program charges in 2010. Total program estimates include $120 million to $150 million in pre-tax business realignment and impairment charges and approximately $20 million in project implementation and start-up costs. The cash portion of the total charge is estimated to be $95 million to $110 million, including project implementation and start-up costs. At the conclusion of the program in 2014, ongoing annual savings are expected to be approximately $60 million to $80 million. The expected timing of events and estimated costs and savings, provided in Appendix I attached to this press release, reflects the aforementioned updated estimates.

Second Quarter Performance and Outlook
“Hershey delivered solid results in the second quarter driven by our strategy of increasing advertising, consumer investment and U.S. retail coverage on our core brands,” said David J. West, President and Chief Executive Officer. “Net sales increased by 5.3 percent driven by volume, including improvements in our international business, an approximate one point benefit from foreign currency exchange rates, as well as some net price realization.

“In the second quarter, advertising expense increased about 50 percent as we were on air supporting our core brands, the kick-off of our annual Hershey’s S’mores promotion and the launch of Hershey’s Special Dark, Almond Joy and York Pieces new products. Advertising, as well as greater levels of in-store selling, merchandising and programming has resulted in strong marketplace performance.

“U.S. retail takeaway for the 12 weeks ended June 12, 2010, in channels that account for over 80 percent of our retail business, including the Easter seasonal period, was up 4.0 percent. Easter was April 4, 2010, one week earlier than 2009, and didn’t materially impact our second quarter marketplace performance. In the channels measured by syndicated data, U.S. market share in both the second quarter and year-to-date periods increased 0.3 points. We gained market share in all measured channels, except the drug class-of-trade, which improved sequentially. The mid-single digit percentage increase in U.S. retail takeaway of our standard loose bar instant consumable format for the 12 weeks ended June 12, 2010 was particularly solid. Despite continued macroeconomic challenges, the confectionery category remains resilient with year-to-date U.S. category growth of 3.9 percent in the channels measured by syndicated data. This is at the top end of the category’s historical growth rate of 3 to 4 percent. I’m pleased with Hershey’s performance during this period as we have gained market share on a quarterly and year-to-date basis.

“Adjusted income before interest and income taxes increased 32.2 percent in the second quarter driven by volume trends and mix related to the instant consumable product line; supply chain efficiencies; and productivity gains. Offsetting a portion of these gains were higher marketing and selling expenses, commodity costs, as well as other employee-related administrative and legal costs.

“In the second half of the year we expect to maintain our momentum and look for full-year 2010 net sales to increase about 7 percent, including an approximate one point benefit from foreign currency exchange rates. For the full-year, we have good visibility into our cost structure and expect adjusted gross margin and adjusted EBIT margin to expand, although not at the rate achieved in first half of the year due to the items discussed last quarter. Specifically, we have completely lapped the August 2008 price increase; realized all of the targeted GSCT savings; will have a seasonal shift in orders out of the fourth quarter of 2010 into the first quarter of 2011 due to the timing and refinement of logistical requirements; and we don’t expect year-end LIFO inventory to be favorable in 2010 as it was in 2009. Furthermore, we are planning additional increases in advertising for the full-year and expect advertising expense to increase about 45 to 50 percent in 2010. This is greater than our previous estimate of a 35 to 40 percent increase. Due to timing, the majority of this advertising will not be broadcast until later in the year and we expect its effect on net sales to occur primarily in 2011. Lower trade promotion rates versus our initial expectations and earlier-than-expected achievement of a portion of the productivity savings discussed at the CAGNY conference in February will offset a portion of the additional 2010 advertising investment. Therefore, adjusted earnings per share-diluted is expected to be in the $2.47 to $2.52 range, an increase of low-to-mid-teens, on a percentage basis, versus 2009.”

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2010 associated with Project Next Century and the goodwill impairment charge for Godrej Hershey Ltd. and charges in 2009 related to the GSCT program.
	Second Quarter Ended
	July 4, 2010		July 5, 2009
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$546,538	44.3%	$453,290	38.7%
Charges included in cost of sales	976		3,116
Adjusted non-GAAP Gross Profit/Gross Margin	$547,514	44.4%	$456,406	39.0%

EBIT/EBIT Margin	$124,424	10.1%	$116,676	10.0%
Charges included in cost of sales	976		3,116
Charges included in SM&A	123		1,671
Business Realignment & Impairment charges, net	85,134		37,904
Adjusted non-GAAP EBIT/EBIT Margin	$210,657	17.1%	$159,367	13.6%

Net Income/Net Margin	$46,723	3.8%	$71,298	6.1%
Charges included in cost of sales	976		3,116
Charges included in SM&A	123		1,671
Business Realignment & Impairment charges, net	85,134		37,904
Tax impact of charges	(15,909)		(16,024)
Adjusted non-GAAP Net Income/Net Margin	$117,047	9.5%	$97,965	8.4%

EPS - Diluted	$0.20		$0.31
Charges included in cost of sales	—		0.01
Charges included in SM&A	—		—
Business Realignment & Impairment charges, net	0.31		0.11
Adjusted non-GAAP EPS - Diluted	$0.51		$0.43

	Six Months Ended
	July 4, 2010		July 5, 2009
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$1,140,518	43.2%	$893,518	37.1%
Charges included in cost of sales	976		7,167
Adjusted non-GAAP Gross Profit/Gross Margin	$1,141,494	43.2%	$900,685	37.4%

EBIT/EBIT Margin	$377,758	14.3%	$269,610	11.2%
Charges included in cost of sales	976		7,167
Charges included in SM&A	123		3,754
Business Realignment & Impairment charges, net	85,134		50,742
Adjusted non-GAAP EBIT/EBIT Margin	$463,991	17.6%	$331,273	13.8%

Net Income/Net Margin	$194,117	7.3%	$147,192	6.1%
Charges included in cost of sales	976		7,167
Charges included in SM&A	123		3,754
Business Realignment & Impairment charges, net	85,134		50,742
Tax impact of charges	(15,909)		(24,898)
Adjusted non-GAAP Net Income/Net Margin	$264,441	10.0%	$183,957	7.6%

EPS - Diluted	$0.84		$0.64
Charges included in cost of sales	—		0.02
Charges included in SM&A	—		0.01
Business Realignment & Impairment charges, net	0.31		0.14
Adjusted non-GAAP EPS - Diluted	$1.15		$0.81

In 2009, the Company recorded GAAP charges, including non-cash pension settlement charges, of $99.1 million, or $0.27 per share-diluted, attributable to the GSCT program. Except for possible non-cash pension settlement charges, the Company does not expect any significant charges related to the GSCT program in 2010.

In 2010, the Company expects to record total GAAP charges of about $75 million to $85 million, or $0.20 to $0.23 per share-diluted, attributable to Project Next Century. Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture.

	2009	2010 (Projected)

Reported EPS-Diluted	$1.90	$2.04 - $2.12

Total Business Realignment and Impairment Charges	$0.27	$0.40 - $0.43

Adjusted EPS-Diluted *	$2.17	$2.47 - $2.52

*Excludes business realignment and impairment charges.

Appendix I The Hershey Company Project “Next Century” Expected Timing of Costs and Savings ($ millions)
	2010			2011			2012			2013			2014
Realignment Charges:
Cash	$45	to	$50	$15	to	$20	$15	to	$20	-		-	-		-
Non-Cash	$25	to	$30	$15	to	$20	$5	to	$10	-		-	-		-

Project Management and Start-up Costs	~$5			~$5			~$10			-		-	-		-

Total “Next Century” Realignment
Charges & Costs	$75	to	$85	$35	to	$45	$30	to	$40	-		-	-		-

“Next Century” Cap-Ex	$50	to	$60	$100	to	$120	$80	to	$95	$20	to	$25	-		-
“Ongoing” Hershey Cap-Ex	$140	to	$150	$140	to	$150	$140	to	$150	$140	to	$150	$140	to	$150
Total Hershey Company
Capital Expenditures	$190	to	$210	$240	to	$270	$220	to	$245	$160	to	$175	$140	to	$150

Total Hershey Company Depreciation & Amortization Expense (excluding accelerated D&A)	$175	to	$185	$175	to	$185	$175	to	$185	$175	to	$185	$175	to	$185

“Next Century” projected savings:
Annual	-		-	$10	to	$15	$15	to	$20	$30	to	$35	$5	to	$10
Cumulative	-		-	$10	to	$15	$25	to	$35	$55	to	$70	$60	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; market demand for our new and existing products; increased marketplace competition; selling price increases, including volume declines associated with pricing elasticity; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2009.  All information in this press release is as of July 22, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

# # #
FINANCIAL CONTACT:    Mark Pogharian    717-534-7556
MEDIA CONTACT:             Kirk Saville            717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended July 4, 2010 and July 5, 2009
(in thousands except per share amounts)

	Second Quarter		Six Months

	2010	2009	2010	2009

Net Sales	$1,233,242	$1,171,183	$2,641,085	$2,407,214

Costs and Expenses:
Cost of Sales	686,704	717,893	1,500,567	1,513,696
Selling, Marketing and Administrative	336,980	298,710	677,626	573,166
Business Realignment and Impairment Charges, net	85,134	37,904	85,134	50,742

Total Costs and Expenses	1,108,818	1,054,507	2,263,327	2,137,604

Income Before Interest and Income Taxes (EBIT)	124,424	116,676	377,758	269,610
Interest Expense, net	22,780	22,734	46,529	46,630

Income Before Income Taxes	101,644	93,942	331,229	222,980
Provision for Income Taxes	54,921	22,644	137,112	75,788

Net Income	$46,723	$71,298	$194,117	$147,192

Net Income Per Share - Basic - Common	$0.21	$0.32	$0.87	$0.66
- Basic - Class B	$0.19	$0.29	$0.79	$0.60
- Diluted - Common	$0.20	$0.31	$0.84	$0.64

Shares Outstanding - Basic - Common	166,882	166,846	167,079	166,817
- Basic - Class B	60,708	60,710	60,708	60,710
- Diluted - Common	230,324	228,489	229,946	228,396

Key Margins:
Gross Margin	44.3%	38.7%	43.2%	37.1%
EBIT Margin	10.1%	10.0%	14.3%	11.2%
Net Margin	3.8%	6.1%	7.3%	6.1%

The Hershey Company
Consolidated Balance Sheets
as of July 4, 2010 and December 31, 2009
(in thousands of dollars)

Assets	2010	2009

Cash and Cash Equivalents	$249,070	$253,605
Accounts Receivable - Trade (Net)	321,051	410,390
Deferred Income Taxes	67,841	39,868
Inventories	603,728	519,712
Prepaid Expenses and Other	173,298	161,859

Total Current Assets	1,414,988	1,385,434

Net Plant and Property	1,378,512	1,404,767
Goodwill	517,416	571,580
Other Intangibles	123,062	125,520
Deferred Income Taxes	10,720	4,353
Other Assets	175,289	183,377

Total Assets	$3,619,987	$3,675,031

Liabilities and Stockholders' Equity

Loans Payable	$41,005	$39,313
Accounts Payable	304,993	287,935
Accrued Liabilities	530,011	546,462
Taxes Payable	—	36,918

Total Current Liabilities	876,009	910,628

Long-Term Debt	1,501,335	1,502,730
Other Long-Term Liabilities	508,086	501,334
Deferred Income Taxes	2,055	—

Total Liabilities	2,887,485	2,914,692

Total Stockholders' Equity	732,502	760,339

Total Liabilities and Stockholders' Equity	$3,619,987	$3,675,031